Exhibit 18.2

March 13, 2013

Board of Directors of
Appleton Papers Inc. and Subsidiaries
825 East Wisconsin Avenue
Appleton, Wisconsin 54912

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012 and issued our report thereon dated March 13, 2013.  Note 2 to the consolidated financial statements describes changes in accounting principles for pension and other post-retirement benefit plans and inventory costing.  It should be understood that the preferability of one acceptable method of accounting over another for pension and other post-retirement benefit plans and inventory costing has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that these changes in accounting principles are preferable.  Based on our reading of management’s stated reasons and justification for these changes in accounting principles in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to these changes, we concur with management that such changes represent, in the Company’s circumstances, the adoption of preferable accounting principles in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin